EXHIBIT 99.2

ONEOK ENERGY RESOURCES COMPANY AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents

Independent Auditor’s Report	1

Consolidated Balance Sheets as of December 31, 2003 and 2004	2

Consolidated Statements of Income for the years ended December 31, 2003 and 2004 and the period from January 1, 2005 to September 26, 2005 (the 269 day period)	3

Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2004 and the period from January 1, 2005 to September 26, 2005 (the 269 day period)	4

Consolidated Statements of Shareholder’s Equity and Comprehensive Income for the years ended December 31, 2003 and 2004 and the period from January 1, 2005 to September 26, 2005 (the 269 day period)	5

Notes to consolidated financial statements	6-18

Independent Auditor’s Report

To the Board of Directors
TXOK Acquisition, Inc.:

We have audited the accompanying consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of December 31, 2003 and 2004 and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years then ended and for the period from January 1, 2005 to September 26, 2005 (the 269 day period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONEOK Energy Resources Company and subsidiaries as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the years then ended and for the period from January 1, 2005 to September 26, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes A and G to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

/s/ KPMG LLP

Tulsa, Oklahoma
December 20, 2006

ONEOK Energy Resources Company and Subsidiaries

Consolidated Balance Sheets

(in thousands)	December 31, 2003	December 31, 2004

Assets
Current assets
Trade accounts and notes receivable	$7,028	$19,564
Materials and supplies	595	877
Deferred income taxes	211	1,592
Oil and natural gas derivatives	5,874	1,891
Other current assets	364	323
Total current assets	14,072	24,247
Property, plant and equipment
Oil and gas properties, successful efforts methods of accounting:
Producing properties	387,801	434,707
Non-producing properties	461	618
Gathering properties	15,250	17,218
Furniture and fixtures	2,977	3,071
Land and buildings	—	350
Total property, plant and equipment	406,489	455,964
Accumulated depreciation, depletion and amortization	63,853	87,935
Net property, plant and equipment	342,636	368,029
Deferred charges and other assets
Other	1,166	1,885
Total deferred charges and other assets	1,166	1,885
Total assets	$357,874	$394,161

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	$631	$18,914
Accounts payable to related parties	1,689	4,212
Oil and natural gas derivatives	6,414	6,007
Accrued liabilities	1,097	3,495
Total current liabilities	9,831	32,628
Due to parent	261,648	234,935
Deferred credits and other liabilities
Deferred income taxes	26,567	42,839
Other deferred credits	7,124	9,546
Total deferred credits and other liabilities	33,691	52,385
Total liabilities	305,170	319,948
Commitments and contingencies
Shareholder’s equity
Common stock, $0.01 par value: authorized, issued and outstanding 1,000 shares at December 31, 2003 and 2004 and June 30, 2005	1	1
Paid-in capital	46,379	46,379
Accumulated and other comprehensive loss	(390)	(2,524)
Retained earnings	6,714	30,357
Total shareholder’s equity	52,704	74,213
Total liabilities and shareholder’s equity	$357,874	$394,161

See accompanying Notes to Consolidated Financial Statements.

ONEOK Energy Resources Company and Subsidiaries

Consolidated Statements of Income

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Revenues and other income:
Natural gas and oil	$42,401	$97,833	$89,587
Gathering and other revenue	949	4,845	3,313
Other income	36	131	623
Total revenues and other income	43,386	102,809	93,523
Costs and expenses:
Oil and natural gas production	8,215	19,079	17,068
Depreciation, depletion and amortization	11,450	25,719	21,591
Accretion of discount on asset retirement obligation	220	364	310
General and administrative	7,997	10,043	7,051
Other expense	26	71	—
Interest expense	5,838	9,163	8,730
Total costs and expenses	33,746	64,439	54,750
Income before income taxes	9,640	38,370	38,773
Income taxes	3,965	14,727	14,734
Income before cumulative effect of changes in accounting principles, net of tax	5,675	23,643	24,039
Cumulative effect of changes in accounting principles, net of tax	117	—	—
Net income	$5,792	$23,643	$24,039

See accompanying Notes to Consolidated Financial Statements.

ONEOK Energy Resources Company and Subsidiaries

Consolidated Statements of Cash Flows

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005
			(Restated)
Operating activities
Net income	$5,792	$23,643	$24,039
Depreciation, depletion and amortization	11,848	26,051	21,813
Gain on sale of assets	—	349	—
Deferred income taxes	6,912	16,234	8,130
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	12,586	(14,226)	(771)
Inventories	45	(282)	210
Accounts payable	(2,981)	22,632	38
Oil and natural gas derivatives	824	—	—
Other assets and liabilities	(200)	3,376	(8,668)
Cash provided by operating activities	34,826	77,777	44,791
Investing activities
Acquisitions	(238,646)	—	—
Capital expenditures	(19,028)	(51,064)	(44,433)
Cash used in investing activities	(257,674)	(51,064)	(44,433)
Financing activities
Increase (decrease) in due to parent	222,848	(26,713)	(358)
Cash provided by (used in) financing activities	222,848	(26,713)	(358)
Change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and cash equivalents at end of period	$—	$—	$—

See accompanying Notes to Consolidated Financial Statements.

ONEOK Energy Resources Company and Subsidiaries

Consolidated Statements of Shareholder’s Equity and Comprehensive Income

				Accumulated other
	Common stock	Common	Paid-in	comprehensive	Retained
(in thousands, except shares)	issued	stock	capital	loss	earnings	Total
	(shares)

December 31, 2002	1000	$1	$46,379	$—	$922	$47,302
Net income	—	—	—	—	5,792	5,792
Other comprehensive loss	—	—	—	(390)	—	(390)
Total comprehensive income	—	—	—	—	—	5,402

December 31, 2003	1,000	1	46,379	(390)	6,714	52,704
Net income	—	—	—	—	23,643	23,643
Other comprehensive loss	—	—	—	(2,134)	—	(2,134)
Total comprehensive income	—	—	—	—	—	21,509

December 31, 2004	1,000	1	46,379	(2,524)	30,357	74,213
Net income	—	—	—	—	24,039	24,039
Other comprehensive loss	—	—	—	(12,373)	—	(12,373)
Total comprehensive income	—	—	—	—	—	11,666
Recapitalization by parent	—	—	87,723	—	—	87,723
September 26, 2005	1,000	$1	$134,102	$(14,897)	$54,396	$173,602

See accompanying Notes to Consolidated Financial Statements.

ONEOK ENERGY RESOURCES COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A)          Summary of accounting policies

Basis of Presentation—ONEOK Energy Resources Company (the “Company”) is a wholly-owned subsidiary of ONEOK, Inc. (ONEOK or the “Parent”), and is engaged in the ownership, control and production of natural gas and oil and related assets located in Oklahoma and Texas. We were formed in January 2003 in connection with the sale of approximately 70% of the natural gas and oil reserves of the production segment of ONEOK. In connection with that transaction, ONEOK transferred its remaining natural gas and oil reserves located in Oklahoma (the ONEOK legacy reserves) to us. This transaction was a common control transaction and, accordingly, was accounted for in a manner similar to a pooling of interests.

In December 2003, we acquired certain natural gas and oil properties and related flow lines located in Texas from a partnership owned by Wagner and Brown Ltd. (the Texas properties) as more fully described in Note B. Our consolidated statements prior to the acquisition of the Texas properties include solely the results of operations for the ONEOK legacy properties as if our formation occurred on January 1, 2002.

On September 16, 2005, TXOK Acquisition, Inc. (TXOK), a Delaware corporation, agreed to acquire all of our issued and outstanding shares of common stock. The acquisition closed on September 27, 2005. The purchase price paid at closing, based upon adjustments as of that date, was $642.9 million. Effective upon the closing, we became a wholly-owned subsidiary of TXOK.

Our consolidated statement of cash flows for the period from January 1, 2005 to September 26, 2005 (the 269 day period) have been revised from previously published unaudited amounts for the 269 day period.  The revision to the consolidated statement of cash flows reflects an adjustment to income taxes to be consistent with the presentation in our fiscal 2004 financial statements.  The adjustment lowered deferred tax expense by $11.3 million with a corresponding increase in current tax expense which is accounted for as a payable to our Parent (see Note A – Income Taxes).  Accordingly, the revised cash flow presentation shows a decrease in cash flow from operations and a corresponding decrease in borrowings from our Parent.

Restatement

The statement of cash flows for the 269 day period ended September 26, 2005 has been restated to correct an error which overstated deferred income taxes and certain working capital accounts in the net cash provided by operating activities in the amount of $13.8 million.  The offsetting error in the statement of cash flows was in the financing section in the line item captioned “Increase (decrease) in due to parent”.  There was no impact on the Company’s financial position or results of operations.

Critical accounting policies

The following is a summary of our most critical accounting policies, which are defined as those policies most important to the portrayal of our financial condition and results of operations and requiring management’s most difficult, subjective, or complex judgment, particularly because of the need to make estimates concerning the impact of inherently uncertain matters.

Oil and gas derivatives—We engage in wholesale risk management activities. We account for derivative instruments utilized in connection with these activities under the fair value basis of accounting in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (Statement 133), as amended.

Under Statement 133, entities are required to record derivative instruments at fair value. The fair value of derivative instruments is determined by commodity exchange prices and over-the-counter quotes. Market value changes result in a change in the fair value of our derivative instruments. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. If the derivative instrument does not qualify or is not designated as part of a hedging relationship, we account for changes in fair value of the derivative in earnings as they occur. Commodity price volatility may have a significant impact on the gain or loss in any given period.

To minimize the risk of fluctuations in natural gas and crude oil prices, we periodically enter into futures transactions and swaps in order to hedge anticipated sales of natural gas and crude oil production. Under certain conditions, we designate these derivative instruments as a hedge of exposure to changes in cash flows. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income and is subsequently reclassified into earnings when the forecasted transaction affects earnings. Any ineffectiveness of designated hedges is reported in earnings.

See Note C for more discussion of derivatives and risk management activities.

Impairment of long-lived assets—We assess our long-lived assets for impairment based on Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (Statement 144). A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may exceed its fair value. Fair values are based on the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the assets.

We assess developed properties on an individual field basis for impairment on at least an annual basis. For developed properties, the review consists of a comparison of the carrying value of the asset with the asset’s expected future undiscounted cash flows without interest costs. As a result of such assessment, we recorded no impairment provision attributable to producing properties for the years ended December 31, 2003 and 2004.

For undeveloped properties, the need for an impairment reserve is based on our plans for future development and other activities impacting the life of the property and our ability to recover our investment. When we believe the costs of the undeveloped property are no longer recoverable, an impairment charge is recorded based on the estimated fair value of the property. As a result of such assessment, we recorded no impairment provision attributable to undeveloped properties for the years ended December 31, 2003 and 2004.

Estimate of proved reserves—Proved reserves are estimated annually, both internally and by an independent reserve engineer, Ralph E. Davis Associates. This estimate was prepared in accordance with SEC guidelines and is a function of:

•      The quality and quantity of available data,

•      The interpretation of that data,

•      The accuracy of various mandated economic assumptions and

•      The judgment of the persons preparing the estimate.

Because these estimates depend on many assumptions, all of which may substantially differ from actual results, reserve estimates may be different from the quantities of oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

Proved reserves materially impact depletion expense. If the proved reserves decline, then the rate at which we record depletion expense increases, reducing net income. A decline in the estimate of proved reserves may result from lower market prices, and a decline may make it uneconomical to drill or produce from higher cost fields. In addition, a decline in proved reserves may impact the outcome of our assessment of our oil and natural gas properties for impairment.

Significant accounting policies

Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, including ONEOK Energy Resources Holdings, L.L.C. All significant intercompany accounts and transactions have been eliminated in consolidation.

Production property—We use the successful-efforts method to account for costs incurred in the acquisition and development of natural gas and oil reserves. Costs to acquire mineral interests in proved reserves and to drill and equip development wells are capitalized. Geological and geophysical costs and costs to drill exploratory wells which do not find proved reserves are expensed. Unproved oil and gas properties, which are individually significant, are periodically assessed for impairment. The remaining unproved oil and gas properties are aggregated and amortized based upon remaining lease terms and exploratory and developmental drilling experience. Depreciation and depletion are calculated using the unit-of-production method based upon periodic estimates of proved gas and oil reserves.

Other property—Gathering and all other properties are stated at cost and are depreciated using the straight-line method over the estimated useful life.

Revenue recognition and gas imbalances—We use the sales method of accounting for natural gas and oil revenues. Under the sales method, revenues are recognized based on actual volumes of natural gas and oil sold to purchasers, regardless of whether the sales are proportionate to our ownership in the property. A liability is recorded when our excess takes of natural gas volumes exceed our estimated remaining recoverable reserves. At December 31, 2003 and 2004 and September 26, 2005, we have recorded liabilities of $211 thousand, $429 thousand and $393 thousand, respectively, for those wells for which there were insufficient reserves to retire the imbalance.

Overhead reimbursement—We classify fees from overhead charges billed to working interest owners, including ourselves, as a reduction of general and administrative expenses.

Income taxes—Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. We are included in the consolidated state and federal income tax returns of ONEOK and, accordingly, current taxes payable are allocated based on ONEOK’s effective rate. Our income tax liabilities and provisions have been calculated on a stand-alone basis. All taxes payable or receivable are due to or from ONEOK and have been included in Due to Parent in the accompanying consolidated balance sheets.

Asset retirement obligations—On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (Statement 143). Statement 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.

Statement 143 requires that we recognize the fair value of a liability for an asset retirement obligation in the period when it is incurred if a reasonable estimate of the fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for an amount other than the carrying amount of the liability, we will recognize a gain or loss on settlement.

(B)          Acquisitions

In December 2003, we acquired approximately $240 million of natural gas and oil properties and related flow lines located in Texas from a partnership owned by Wagner & Brown, Ltd. of Midland, Texas. The purchase price was allocated approximately $224.7 million to oil and natural gas properties and $15.3 million to gathering properties. The results of operations for these assets have been included in our consolidated financial statements since that date. The acquisition included approximately 318 wells, 271 of which we operate, and 177.2 Bcfe (unaudited) of estimated proved natural gas and oil reserves as of the September 1, 2003 effective date, with additional unproved natural gas reserve potential. Net production from these properties was approximately 26,000 Mcfe per day as of the date of the acquisition.

(C)          Oil and natural gas derivatives and fair value of financial instruments

Risk policy and oversight—Market risks are monitored by ONEOK’s risk control group that operates independently from the operating segments that create or actively manage our commodity risk exposures. The risk control group ensures compliance with ONEOK’s risk management policies. We enter into derivative contracts with a ONEOK affiliate; the affiliate in turn enters into an opposing position with a third party. The terms and conditions of the derivative held with the affiliate match that of the derivative held with the third party.

ONEOK controls the scope of risk management operations through a comprehensive set of policies and procedures involving senior levels of ONEOK’s management. The audit committee of ONEOK’s Board of Directors has oversight responsibilities for risk management limits and policies. ONEOK’s risk oversight committee, comprised of corporate and business segment officers, oversees all activities related to risk management activities. Key risk control activities include credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation, VAR and other risk metrics.

To the extent open commodity positions exist, fluctuating commodity prices can impact our financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact risk management decisions may have on our business, operating results or financial position.

Accounting treatment—We account for derivative instruments and hedging activities in accordance with Statement 133. Under Statement 133, we are required to record all derivative instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income and is subsequently reclassified into earnings when the forecasted transaction affects earnings.

As required by Statement 133, we formally document all relationships between hedging instruments and hedged items, as well as risk management objectives, strategies for undertaking various hedge transactions and methods for assessing and testing correlation and hedge ineffectiveness. We specifically identify the forecasted transaction that has been designated as the hedged item. We assess the effectiveness of hedging relationships, both at the inception of the hedge and on an ongoing basis. Gains and losses on derivatives are included in natural gas and oil revenues in the accompanying consolidated statements of income.

Ineffectiveness related to cash flow hedges was approximately $184 thousand and $497 thousand in 2003 and 2004, respectively. There was no ineffectiveness for the 269 day period.

Fair value of financial instruments—The fair value of our oil and natural gas derivatives is summarized in the table below:

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Oil and natural gas derivatives assets	$5,874	$1,891	$6,428
Oil and natural gas derivatives liabilities	(6,414)	(6,007)	(31,933)
Fair value of financial instruments.	$(540)	$(4,116)	$(25,505)

Fair value estimates consider the market in which the transactions are executed. We utilize third party references for pricing points from NYMEX and third party over-the-counter brokers to establish commodity pricing and volatility curves. We believe the reported transactions from these sources are the most reflective of current market prices. Fair values are subject to change based on valuation factors. The fair value estimate also considers the risk of nonperformance based on credit considerations of the counterparty.

The fair value of accounts receivable and accounts payable approximate the book value due to the short-term nature of these instruments.

(D)          Comprehensive income

The table below gives an overview of comprehensive income for the periods indicated.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Net income.	$5,792	$23,643	$24,039
Unrealized losses on derivative income	(4,582)	(16,497)	(30,511)
Realized losses in net income	3,945	13,019	10,210
Other comprehensive income (loss) before taxes	(637)	(3,478)	(20,301)
Income tax (expense) benefit on other comprehensive income (loss)	247	1,344	7,928
Other comprehensive income (loss)	(390)	(2,134)	(12,373)
Comprehensive income.	$5,402	$21,509	$11,666

Accumulated other comprehensive loss at December 31, 2003 and 2004 and September 26, 2005, includes unrealized gains and losses on derivative instruments.

(E)           Commitments and contingencies

From time to time, we may be a party to other litigation matters and claims, which are normal in the course of our operations. While the results of litigation and claims cannot be predicted with certainty, we believe the final outcome of such matters will not have a material adverse effect on our consolidated results of operations, financial position, or liquidity.

(F)           Income taxes

The following table sets forth our provisions for income taxes for the periods indicated.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Current income taxes
Federal and state	$(2,873)	$(1,507)	$6,604
Deferred income taxes
Federal	5,924	14,175	7,143
State	914	2,059	987
Total deferred income taxes	6,838	16,234	8,130
Total provision for income taxes before cumulative effect	3,965	14,727	14,734
Total provision for income taxes for the cumulative effect of a change in accounting principle	74	—	—
Total provision for income taxes	$4,039	$14,727	$14,734

The following table is a reconciliation of our provision for income taxes for the periods indicated.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Pretax income from continuing operations	$9,640	$38,370	$38,773
Federal statutory income tax rate	35%	35%	35%
Provision for federal income taxes	3,374	13,430	13,571
State income taxes, net of federal tax benefit	594	1,339	1,163
Other, net	(3)	(42)	—
Income tax expense	$3,965	$14,727	$14,734

The following table sets forth the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities for the periods indicated.

(in thousands)	December 31, 2003	December 31, 2004

Deferred tax assets
Employee benefits & other accrued liabilities	$270	$266
Oil and natural gas derivatives	211	1,592
Other	4	14
Total deferred tax assets	485	1,872
Deferred tax liabilities
Excess of tax over book depreciation and depletion	26,710	43,066
Other	131	53
Total deferred tax liabilities	26,841	43,119
Net deferred tax liabilities	$26,356	$41,247

(G)          Asset retirement obligations

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted SFAS 143 on January 1, 2003, and accordingly, recorded an increase in production plant in service of $4.3 million, net of a reduction in accumulated depreciation, depletion and amortization of $1 million including an adjustment to salvage values, a liability for asset retirement obligations of $4.2 million and a cumulative effect of change in accounting principle of $117 thousand, net of taxes.

The following table sets forth the changes in the liability for asset retirement obligations for the periods presented.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Beginning balance	$—	$6,416	$7,470
Accrual of initial obligation	4,190	—	—
Liabilities incurred during period	2,049	774	859
Accretion	220	364	310
Settlement of obligations	(43)	(84)	(50)
Ending balance	$6,416	$7,470	$8,589

(H)          Supplemental cash flow

The following table sets forth supplemental information relative to our cash flow for the periods indicated.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	December 31, 2005

Cash paid during the year
Interest (including amounts capitalized).	$5,838	$9,163	$8,730
Noncash transactions
Cumulative effect of change in accounting principle - Adoption of Statement 143	$117	$—	$—
Recapitalization by parent	$—	$—	$87,723

(I)            Related party transactions

ONEOK and its subsidiaries (“affiliates”) provide a variety of services to the Company, including cash management and financing services, employee benefits provided through ONEOK’s benefit plans, administrative services provided by ONEOK employees and management, insurance and office space leased in ONEOK’s headquarters building and other field locations. Where costs are specifically incurred on behalf of an affiliate, the costs are billed directly to the affiliate by ONEOK. In other situations, the costs are allocated to the affiliates through a variety of methods, depending upon the nature of the expense and the activities of the affiliates. For example, a benefit which applies equally to all employees is allocated based upon the number of employees in each affiliate. On the other hand, an expense benefiting the consolidated company but having no direct basis for allocation is allocated by the Distrigas method, a method using a combination of gross plant and investment, operating income and labor expense. All costs directly charged or allocated to the Company by affiliates are included in the consolidated statements of income and all such operating costs have been allocated by ONEOK to its affiliates.

Our cash management function, including cash receipts and disbursements, is performed by ONEOK. These cash receipts and disbursements are included in long-term debt due to parent reflected in our consolidated balance sheets. The net amount payable to ONEOK was approximately $269.2 million and $241.5 million at December 31, 2003 and 2004, respectively, as reflected in our consolidated balance sheets. Amounts payable to ONEOK have no stated maturity date or interest rate. As of December 31, 2003 and 2004, ONEOK represented that the balance due to parent would not be called within a twelve month period. As a result, the amount classified as due to parent has been classified as a non-current liability in the accompanying consolidated balance sheets. The interest rate is calculated periodically based upon ONEOK’s cost of capital. Interest charges from ONEOK were $5.6 million and $8.8 million for 2003 and 2004, respectively, and $8.7 million for the 269 days ended September 26, 2005, as reflected in our consolidated statements of income.

Effective January 1, 2005, Parent recapitalized our debt and equity structure to more closely reflect the current ONEOK structure. As a result, approximately $87 million of our Due to Parent was transferred to our equity. All of our price risk management contracts are with a ONEOK affiliate (see Note C).

ONEOK has a defined benefit pension plan covering most employees and all such pension costs have been allocated by ONEOK to its affiliates. The assets and liabilities related to this plan are not being transferred to TXOK Acquisition, Inc. and, accordingly, are not reflected in the accompanying consolidated balance sheets. The amount of net periodic benefit income under the ONEOK plan allocated to us was $318 thousand and $148 thousand for 2003 and 2004, respectively.  For the 269 days ended September 26, 2005, net periodic benefit cost was $72 thousand. These amounts are included in employee benefits in the table below.

We also sell natural gas to ONEOK affiliates. Natural gas sales to affiliates are on the same basis as sales to unaffiliated parties. The following table sets forth the transactions with related parties for the periods shown.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Revenue
Sales of natural gas	$3,130	$4,243	$3,037
Expense
Employee benefits	658	1,040	810
Administrative and general expenses	2,223	5,357	3,720
Interest expense	5,838	9,163	8,730
Total expense	$8,719	$15,560	$13,260

The increased expenses charged by ONEOK in 2004 reflect a full year of operating the Texas properties acquired in December 2003.

(J)           Oil and gas producing activities

The following table sets forth our historical cost information relating to our production operations for the periods indicated.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Capitalized costs at end of year
Unproved properties	$461	$618	$610
Gathering system	15,250	17,569	18,416
Proved properties (1)	387,801	434,706	477,300
Other	2,977	3,071	545
Total capitalized costs	406,489	455,964	496,871
Accumulated depreciation, depletion and amortization	63,853	87,935	105,278
Net capitalized costs	$342,636	$368,029	$391,593

Costs incurred during the year
Property acquisition costs (unproved)	$212	$236	$—
Development costs	$18,472	$52,666	$44,433
Purchase of minerals in place	$240,512	$—	$—

(1)           Proved properties includes $5.8 million and $5.1 million for asset retirement obligations capitalized as additional costs per Statement 143 at December 31, 2004 and 2003, respectively and $6.7 million at September 26, 2005.

The following table sets forth the results of our oil and gas producing operations, including gathering revenues, for the periods indicated. The results exclude general office overhead and interest expense attributable to oil and gas production.

			269 day period
	Year ended	Year ended	ended
(in thousands)	December 31, 2003	December 31, 2004	September 26, 2005

Net revenues
Sales to unaffiliated customers	$40,490	$98,435	$86,550
Gas sold to affiliates	2,860	4,243	3,037
Net revenues from production	43,350	102,678	89,587

Production costs	8,215	19,079	14,489
Depreciation, depletion and amortization	11,078	25,385	21,590
Income taxes	8,660	21,963	20,333
Total expenses	$27,953	$66,427	$56,412
Results from producing activities	$15,397	$36,251	$33,175

(K)          Supplemental oil and gas reserve information (unaudited)

The volumes of reserves shown are estimates, which, by their nature, are subject to later revision. We estimate the reserves utilizing all available geological and reservoir data as well as production performance data. These estimates are reviewed annually both internally and by an independent reserve engineer, Ralph E. Davis Associates, and revised, either upward or downward, as warranted by additional performance data. See the discussion of estimate of proved reserves in Note A.

The following table sets forth estimates of our proved oil and gas reserves, net of royalty interests and changes herein, for the periods indicated.

	Oil	Gas
	(Mbbls)	(Mmcf)

December 31, 2002	2,461	61,748
Revisions in prior estimates	(720)	(3,832)
Extensions, discoveries and other additions	337	12,926
Purchases of minerals in place	2,314	157,763
Sales of minerals in place	—	—
Production	(265)	(7,486)

December 31, 2003	4,127	221,119
Revisions in prior estimates	(289)	(21,633)
Extensions, discoveries and other additions	573	20,440
Sales of minerals in place	—	(2)
Production	(344)	(16,647)

December 31, 2004	4,067	203,277

Proved developed reserves
December 31, 2003	2,070	132,451
December 31, 2004	2,457	130,250

(L)           Standardized measure of future net cash flows (unaudited)

The following table sets forth estimates of the standard measure of discounted future cash flows from proved reserves of oil and natural gas for the periods indicated.

	Year ended	Year ended
(in thousands)	December 31, 2003	December 31, 2004

Future cash inflows	$1,453,999	$1,348,023
Future production costs	269,779	273,329
Future development costs	94,579	81,939
Future income taxes	298,229	243,138
Future net cash flows	791,412	749,617
10 percent annual discount for estimated timing of cash flows	400,407	389,751
Standardized measure of discounted future net cash flows relating to oil and gas reserves	$391,005	$359,866

Future cash inflows are computed by applying year-end prices (averaging $42.63 per barrel of oil, adjusted for transportation and other charges, and $5.75 per Mcf of gas at December 31, 2004) to the year-end quantities of proved reserves. As of December 31, 2004, a portion of 2005 proved developed gas production has been hedged. The effects of these hedges are not reflected in the computation of future cash flows above. If the effects of the hedges had been included, the future cash inflows would have decreased by approximately $4.1 million for 2004.

These estimated future cash flows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. The tax expense is calculated by applying the current year-end statutory tax rates to pretax net cash flows (net of tax depreciation, depletion and lease amortization allowances) applicable to oil and gas production.

The following table sets forth the changes in standardized measure of discounted future net cash flow relating to proved oil and gas reserves for the periods indicated.

	Year ended	Year ended
(in thousands)	December 31, 2003	December 31, 2004

Beginning of period	$102,978	$391,005
Changes resulting from:
Sales of gas and oil produced, net of production costs	(34,631)	(81,537)
Net changes in price, development and production costs	7,086	(36,566)
Development costs incurred	18,472	52,666
Extensions, discoveries, additions and improved recovery, less related costs	61,718	27,869
Purchases of minerals in place.	363,367	—
Sales of minerals in place	—	—
Revisions of previous quantity estimates	(14,796)	(65,644)
Accretion of discount	19,512	41,609
Net change in income taxes	(94,646)	26,299
Other, net.	(38,055)	4,165
End of period	$391,005	$359,866